Exhibit 99.1

CONTACT:	READ IT ON THE WEB
Paul Goldberg	www.dovercorporation.com
Treasurer & Director of Investor Relations
(212) 922-1640
DOVER CORPORATION REPORTS SECOND QUARTER 2010 RESULTS
•	Reports revenue of $1.8 billion, an increase of 29% over the prior year

•	Delivers diluted earnings per share from continuing operations of $0.91, up 69% over last year

•	Achieves segment operating margin of 16.9%

•	Raises guidance for full year diluted earnings per share from continuing operations to $3.05 – $3.25
Downers Grove, Illinois, July 23, 2010 — Dover Corporation (NYSE: DOV) announced today that for the second quarter ended June 30, 2010, earnings from continuing operations were $171.9 million or $0.91 diluted earnings per share (“EPS”), compared to $100.9 million or $0.54 diluted EPS from continuing operations in the prior year period, representing increases of 70% and 69%, respectively. Revenue for the second quarter of 2010 was $1.8 billion, an increase of 29% over the prior-year period. The revenue increase was driven by organic growth of 24%, a 4% increase from acquisitions, and a 1% favorable impact from foreign exchange.
Earnings from continuing operations for the six months ended June 30, 2010 were $293.4 million or $1.55 diluted EPS, compared to $162.0 million or $0.87 diluted EPS in the prior-year period, representing increases of 81% and 78%, respectively. Revenue for the six months ended June 30, 2010 was $3.4 billion, an increase of 22% over the prior year period, reflecting organic growth of 15%, a 5% increase from acquisitions, and a 2% favorable impact from foreign exchange.
Commenting on the second quarter results, Dover’s President and Chief Executive Officer, Robert A. Livingston, said, “I am pleased with our strong second quarter performance. Revenue growth of 29% was higher than our expectations entering the quarter and was broad-based, with Electronic Technologies, Fluid Management, Refrigeration Equipment and Product ID leading the way. We were successful in converting the revenue increases to earnings growth, as evidenced by our 16.9% segment operating margin in the quarter. Further, order rates remained strong across the majority of our portfolio in the second quarter as we exited with a book-to-bill of 1.08.
“Looking forward, the strength of our first half, coupled with our solid book-to-bill leads us to believe our full-year results will be higher than those previously communicated. We now estimate full year revenue growth will be 16% – 18%, comprised of organic revenue growth of 13% – 15%, and growth from acquisitions of 3%. Based on these revenue assumptions, our operating companies’ solid results in the first half, and our continuing strong focus on margin performance as we enter the back half of the year, we now anticipate full-year earnings per share will be in the range of $3.05 – $3.25.”
Net earnings for the second quarter of 2010 were $169.9 million or $0.90 EPS, including a loss from discontinued operations of $2.0 million or $0.01 EPS, compared to net earnings of $97.1 million or $0.52 EPS for the same period of 2009, which included a loss from discontinued operations of $3.8 million or $0.02 EPS. Net earnings for the six months ended June 30, 2010 were $278.0 million or $1.47 EPS, including a loss from discontinued operations of $15.4 million or $0.08 EPS, compared to net earnings of $150.5 million or $0.81 EPS for the same period of 2009, which included a loss from discontinued operations of $11.5 million or $0.06 EPS.
Dover will host a webcast of its second quarter 2010 conference call at 9:00 A.M. Eastern Time on Friday, July 23, 2010. The webcast can be accessed at the Dover Corporation website at www.dovercorporation.com. The conference call will also be made available for replay on the website and additional information on Dover’s second quarter 2010 results and its operating companies can also be found on the Company website.
Dover Corporation is a global portfolio of manufacturing companies providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. For more information, please visit www.dovercorporation.com.
This press release contains “forward-looking” statements within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income, earnings, cash flows, changes in operations, operating improvements, industries in which Dover companies operate and the U.S. and global economies. Statements in this press release that are not historical may be indicated by words or phrases such as “anticipates,” “expects,” “believes,” “indicates,” “suggests,” “will,” “plans,” “supports,” “projects,” “should,” “would,” “could,” “hope,” “forecast” and “management is of the opinion,” use of future tense and similar words or phrases. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, current economic conditions and uncertainties in the credit and capital markets; the Company’s ability to achieve expected savings from integration, synergy and other cost-control initiatives; the ability to identify and successfully consummate value-adding acquisition opportunities; increased competition and pricing pressures in the markets served by Dover’s operating companies; the ability of Dover’s companies to expand into new geographic markets and to anticipate and meet customer demands for new products and product enhancements; increases in the cost of raw materials; changes in customer demand; political events that could impact the worldwide economy; the impact of natural disasters and their effect on global energy markets; a downgrade in Dover’s credit ratings; international economic conditions including interest rate and currency exchange rate fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints; domestic and foreign governmental and public policy changes including environmental regulations and tax policies (including domestic and international export subsidy programs, R&E credits and other similar programs); unforeseen developments in contingencies such as litigation; protection and validity of patent and other intellectual property rights; the cyclical nature of some of Dover’s companies; domestic housing industry weakness; and continued events in the Middle East and possible future terrorist threats and their effect on the worldwide economy. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on

Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover Corporation undertakes no obligation to update any forward-looking statement.